Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Chemical Financial Corporation and TCF Financial Corporation
Receive Regulatory Approval for Merger of Equals

Merger expected to be completed on August 1, 2019

DETROIT, Mich. & WAYZATA, Minn. (July 16, 2019) - Chemical Financial Corporation (Chemical) (NASDAQ: CHFC) and TCF Financial Corporation (TCF) (NYSE: TCF) today jointly announced the receipt of regulatory approval from the Board of Governors of the Federal Reserve System to complete the proposed merger of equals in which TCF will merge into Chemical. The Federal Reserve approval follows recent approvals from the Office of the Comptroller of the Currency and from shareholders of both companies. All necessary regulatory approvals have now been received and the companies expect to close the merger on August 1, 2019, subject to satisfaction of customary closing conditions.

Once the merger is completed, the company will be renamed and operate as TCF Financial Corporation and will trade on NASDAQ under the ticker symbol “TCF”. Each current share of TCF common stock will be converted into 0.5081 shares of the new company common stock at closing.

“We are pleased to have received all necessary approvals for our merger of equals and we look forward to completing the transaction ahead of schedule,” said Craig R. Dahl, TCF chairman and chief executive officer. “Our teams have worked collaboratively and efficiently on our integration planning and their efforts will position us well to begin delivering on the value for shareholders we outlined at the onset of the transaction.”

“With the support of our shareholders and approval from our regulators, we are ready to leverage the complementary strengths of both organizations as we come together to create a premier Midwest bank,” said Gary Torgow, Chemical’s executive chairman. “We look forward to executing on our shared strategic vision to create value and opportunities for our shareholders, customers, employees and the communities we serve.”

Upon completion of the merger, the combined company is expected to have over $46 billion in total assets and be a top 10 bank in the Midwest based on deposit market share. With more than 500 combined branches across nine states, the new TCF will have a substantial presence in key Midwest markets including Detroit, Minneapolis, Chicago, Milwaukee and greater Michigan.

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About Chemical Financial Corporation
Chemical Financial Corporation is the largest banking company headquartered and operating branches in Michigan. Chemical operates through its subsidiary bank, Chemical Bank, with 212 banking offices located primarily in Michigan, northeast Ohio and northern Indiana. As of March 31, 2019, Chemical had total consolidated assets of $21.8 billion. Chemical Financial Corporation’s common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issuers comprising The NASDAQ Global Select Market and the S&P MidCap 400 Index. More information about Chemical Financial Corporation is available by visiting the “Investor Information” section of its website at www.chemicalbank.com.

About TCF Financial Corporation
TCF is a Wayzata, Minnesota-based national bank holding company. As of March 31, 2019, TCF had $24.4 billion in total assets and 312 bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

Cautionary Note Regarding Forward-Looking Statements
Statements included in this press release, which are not historical in nature are intended to be, and hereby are identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” “anticipate,” “create,” “plan,” “expect,” “should,” and “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against Chemical or TCF;

•
the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Chemical and TCF do business, or as a result of other unexpected factors or events;

•	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;

•
the integration of the businesses and operations of Chemical and TCF, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Chemical’s or TCF’s existing businesses;

•	business disruptions following the merger; and

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other factors that may affect future results of Chemical and TCF including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause results to differ materially from those described above can be found in the risk factors described in Item 1A. of each of Chemical’s and TCF’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2018 and in the Joint Proxy Statement/Prospectus regarding the proposed merger that was filed with the SEC on May 3, 2019 pursuant to Rule 424(b)(3) by Chemical and on Schedule 14A by TCF. Chemical and TCF disclaim any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Chemical Financial Corporation
Investor Relations: Dennis Klaeser, (248) 498-2848, investorinformation@ChemicalBank.com
Media: Tom Wennerberg, (248) 498-2872, Tom.Wennerberg@ChemicalBank.com

TCF Financial Corporation
Investor Relations: Timothy Sedabres, (952) 745-2766, investor@tcfbank.com
Media: Mark Goldman, (952) 475-7050, news@tcfbank.com

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